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                                 EXHIBIT 99.0

                           Press Release Relating to
                     Agreement and Plan of Reorganization
                   and the Transactions Contemplated Thereby



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                                                                    EXHIBIT 99.0


PENINSULA BANK OF COMMERCE AND GREATER BAY BANCORP ANNOUNCE MERGER

September 8, 1997 9:00 AM EDT

PALO ALTO, Calif.--(BUSINESS WIRE)--Sept. 8, 1997--Greater Bay Bancorp (NASDAQ:GBBK), Palo Alto, CA and Peninsula Bank of Commerce (Nasdaq Bulletin
Board: PEBC), Millbrae, CA announced today the signing of a definitive agreement for a merger between the two companies.

Following the transaction, Mid-Peninsula Bank, Cupertino National Bank & Trust and Peninsula Bank of Commerce will continue to operate as wholly owned subsidiaries of Greater Bay Bancorp and will focus on serving the greater Bay Area through their nine combined office locations. The transaction furthers the strategic emphasis of Greater Bay Bancorp in becoming the pre-eminent financial services company based in the San Francisco Peninsula markets. The combined company, will have total assets of approximately $867 million and equity of over $84 million.

The terms of the agreement provide for Peninsula Bank of Commerce shareholders to receive approximately 1.2 shares of Greater Bay Bancorp stock for each share of Peninsula Bank of Commerce, "subject to certain adjustments", in a tax-free exchange to be accounted for as a "pooling-of-interests." Following the transaction, the shareholders of Peninsula Bank of Commerce will own approximately 19.5% of the combined company, "subject to certain adjustments", after giving effect to all outstanding options.

The transaction is anticipated to be accretive to Greater Bay Bancorp earnings in 1998 based on reductions in operating expenses and revenue enhancements resulting from an expanded product line and increased lending capacity that can be utilized at Peninsula Bank of Commerce. Management of the organizations believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and future clients of Peninsula Bank of Commerce while also increasing market penetration in the San Francisco Peninsula market areas.

Greater Bay Bancorp's Board of Directors will be expanded to eleven members with the addition of the current Chairman of Peninsula Bank of Commerce, George Corey. The Board of Directors of Peninsula Bank of Commerce will continue with Joseph Welch becoming the Chairman of the Board of Peninsula Bank of Commerce. Mark Doiron, President and Chief Executive Officer of Peninsula Bank of Commerce will remain in that capacity and will also become a member of the Executive Management Committee of Greater Bay Bancorp, which will increase from ten members to eleven. David L. Kalkbrenner will continue to serve as President and Chief Executive Officer and Steven C. Smith will continue as Chief Operating Officer and Chief Financial Officer, of Greater Bay Bancorp.

John Gatto and Duncan Matteson, Co-Chairmen of Greater Bay Bancorp said, "The multi-bank holding company structure which was adopted by Greater Bay Bancorp to facilitate the addition of other quality community banks to become part of the Greater Bay Bancorp family, continues to be a successful strategy." David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp commented, "The business combination with Peninsula Bank of Commerce allows Greater Bay Bancorp to affiliate with another quality community banking organization that has an excellent reputation and performance record, while expanding our geographic presence into our primary target market area."

George Corey, Chairman of Peninsula Bank of Commerce, commented, "The focus of Peninsula Bank of Commerce has been on providing specific niche services to its clients in the Northern Peninsula and South San Francisco market area. By combining with Greater Bay Bancorp, we will enhance this focus and assure that significantly greater resources are available to support this effort in the future." Mark Doiron, President and Chief Executive Officer of Peninsula Bank of Commerce commented, "As a competitor, we have always admired Mid-Peninsula Bank's and Cupertino National Bank Trust's performance and have been very impressed with the ease with which their merger was consummated. We also have been favorably impressed with the significant benefits that the clients of both Mid-Peninsula Bank and Cupertino National Bank & Trust have received from their merger. We look forward to offering our current and future clients the expanded services available through the affiliation with Greater Bay Bancorp, while maintaining our individual community bank focus."

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In connection with the transaction agreement, Peninsula Bank of Commerce will grant Greater Bay Bancorp an option to purchase up to 19.9% of the outstanding shares of Peninsula Bank of Commerce's common stock under certain circumstances in the event the transaction is terminated.

The transaction is expected to be completed late in the fourth quarter of 1997 or early in the first quarter of 1998, subject to shareholder and regulatory approvals.

Greater Bay Bancorp had $753 million in assets, $672 million in deposits and $69 million in equity as of July 31, 1997. Peninsula Bank of Commerce had $114 million in assets, $97 million in deposits (excluding $88 million in a special deposit which is anticipated to be withdrawn sometime in 1998), and $15 million in shareholders' equity as of that date.

This news release contains statements which constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), that involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, expected cost savings from the merger not being fully realized, revenues following the merger being lower than expected and costs or difficulties related to the integration of the business of Greater Bay Bancorp and Peninsula Bank of Commerce being greater than expected.

"WE INVEST IN RELATIONSHIPS"

                        Combined Summary Financials (1)
                 (Dollars in thousands, except per share data)

                                 July 31, 1997

                                  Greater       Peninsula
                                  Bay           Bank of
                                  Bancorp       Commerce       Consolidated (1)

Total Assets                      $753,249      $113,437 (6)      $866,686
Total Loans                        543,361        73,150           616,511
Total Deposits                     671,768        96,825 (6)       768,593
Trust Preferred Securities          20,000           ---            20,000
Shareholders' Equity                49,182        15,283            64,465
Total Regulatory
  Tier I Capital                    69,182        15,283            84,465

Leverage Ratio                       10.19%        13.47% (6)         9.74%
Tier I Risk-Based
 Capital Ratio                       11.19%        14.36% (6)        11.66%
Total Risk-Based
 Capital Ratio                       12.93%        15.61% (6)        13.33%
Non-Performing Assets             $  3,835      $    244          $  4,079
Loan Loss Allowance/
 Non-Performing- Loans              296.08%       595.58%           314.02%

Fully Diluted Common
 Shares Outstanding (2) (3)          3,798           782             4,736  (4)

Fully Diluted Book
  Value/Share (2) (3)             $   14.7      $   22.1          $   15.4
Market Capitalization (2) (5)     $131,031      $ 28,152          $163,392

No. of Offices                           7             2                 9

     (1)  Combined information does not reflect any merger-related expenses.
     (2)  Based on shares outstanding as of July 31, 1997.
     (3)  Includes all outstanding options.
     (4) Reflects exchange ratio of 1.2 shares of Greater Bay Bancorp stock for each share of Peninsula Bank of Commerce stock.
     (5)  Based on closing prices as of September 4, 1997.
     (6) Excludes $88 million in a special deposit which is anticipated to be withdrawn sometime in 1998.
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     (6)  Excludes $88 million in a special deposit which is anticipated to be withdrawn sometime in 1998.

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